UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported):        March 6, 2006

JENNIFER CONVERTIBLES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

                                  1-9681                                                               11-2824646

                   (Commission File Number)                                  (IRS Employer Identification No.)

419 Crossways Park Drive, Woodbury, New York                                                 11797

         (Address of Principal Executive Offices)                                                          (Zip Code)

(516) 496-1900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

            On January 5, 2006, we received a letter from the American Stock Exchange (the “Exchange”) advising us that we were not in compliance with one of the Exchange’s requirements for continued listing.   Accordingly, in order to maintain the continued listing of our common stock, we were required to submit a plan of compliance (the “Plan”) to the Exchange demonstrating that we would be in compliance with all of the Exchange’s requirements for continued listing within 18 months of the January 5, 2006 letter.  We submitted the Plan to the Exchange on February 3, 2006.

            On March 1, 2006, we received a letter from the Exchange indicating that the Exchange had completed its review of the Plan and that the Exchange had determined that the Plan makes a reasonable demonstration of our ability to regain compliance with the Exchange’s continued listing standards by the end of the plan period, which has been determined to be no later than July 5, 2007 (the “Plan Period”).  The Exchange has granted us an extension of time until the end of the Plan Period to regain compliance with the Exchange’s continued listing standards.

            We will be subject to periodic review by the Exchange during the Plan Period.  Failure to make progress consistent with the Plan or regain compliance with the continued listing standards by the end of the Plan Period could result in us being delisted from the Exchange.

            While we firmly believe that we will demonstrate adequate progress consistent with the Plan to the satisfaction of the Exchange during the Plan Period and achieve the required compliance with the Exchange’s continued listing standards by July 5, 2007 to remain listed on the Exchange, there can be no assurance that we will.

Item 9.01        Financial Statements and Exhibits.

            (c)  Exhibits

            99.1      Press release issued by Jennifer Convertibles, Inc. dated March 6, 2006 relating to the American Stock Exchange letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2006	Jennifer Convertibles, Inc.

	By:	/s/ Harley J. Greenfield
	Name:	Harley J. Greenfield
	Title:	Chief Executive Officer